State Street Bank and Trust Company
Lafayette Corporate Center
LCC/3SW
2 Avenue de Lafayette
Boston, MA  02111

Re:      EVERGREEN PREMIER 20 FUND

To:      William E. Monaghan, II, Vice President

This is to advise you that Evergreen Equity Trust (the "Trust") has established a new series of shares to be known as EVERGREEN PREMIER 20 FUND. In accordance with the Additional Funds provision of Section 18 of the Custodian Agreement dated 9/18/97 between the Evergreen Funds and State Street Bank and Trust Company, the Trust hereby requests that you act as Custodian for the new series under the terms of the contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to my attention and retaining one copy for your records.

Evergreen Equity Trust

By:____________________________
         Elizabeth A. Smith

Title:   Assistant Secretary


State Street Bank and Trust Company

By:_____________________________

Title:____________________________


Agreed to as of the 30th day of October 2000.